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                 July 29, 2022

       Michael Potter
       Chief Financial Officer
       Corsair Gaming, Inc.
       115 N. McCarthy Boulevard
       Milpitas, California 95035

                                                        Re: Corsair Gaming,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed July 22, 2022
                                                            File No. 333-266289

       Dear Mr. Potter:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Lauren Pierce, Staff Attorney, at (202) 551-3887 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology